Exhibit 99.2

Windstream refinancing actions lower interest costs and improve debt maturity profile

LITTLE ROCK, Ark., Jan. 23, 2013 — Windstream Corp. (Nasdaq: WIN) announced today that it had incurred $1.345 billion in term loans under its existing senior secured credit facilities, the proceeds of which were used to repay approximately $300 million of outstanding term loans due in July 2013 and approximately $1.045 billion of outstanding term loans due in December 2015.

“Today’s debt refinancing lowers our interest costs and significantly reduces our near-term maturities, strengthening our balance sheet and providing further support for our dividend,” said Tony Thomas, chief financial officer and treasurer of Windstream.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of Windstream.

About Windstream

Windstream Corp. (Nasdaq:WIN) is a leading provider of advanced network communications, including cloud computing and managed services, to businesses nationwide. The company also offers broadband, phone and digital TV services to consumers primarily in rural areas. Windstream has more than $6 billion in annual revenues and is listed on the S&P 500 index.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs, and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results of Windstream may differ materially from those expressed in these forward-looking statements as a result of a number of important factors, including those described in filings by Windstream with the Securities and Exchange Commission, which can be found at www.sec.gov.

Media Relations Contact:

David Avery, 501-748-5876

david.avery@windstream.com

Investor Relations Contact:

Mary Michaels, 501-748-7578

mary.michaels@windstream.com